UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2012

ARMSTRONG WORLD INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3001, Lancaster, Pennsylvania 17603

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 397-0611

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director

On February 24, 2012, the Board of Directors (“Board”) of Armstrong World Industries, Inc. (“Company”) approved an expansion to the size of the Board from eleven to twelve members and appointed James C. Melville as a member of the Board, effective immediately. Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., he practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of the Board from September 2009 until July 2010, and presently serves as a member of the Board of Trustees of the William Mitchell College of Law and as a member of the Board of Directors of the Minnesota Orchestral Association. Mr. Melville received a BSB and an MBA from the University of Minnesota and a JD from the William Mitchell College of Law.

In connection with his appointment, the Board approved a grant to Mr. Melville of stock units representing a total value of $33,333.33 based on the February 28, 2012 closing share price of the Company’s common stock as reported on the New York Stock Exchange, which amount is pro-rated to correspond to the period of the time to be served by Mr. Melville between his appointment and the Company’s next annual meeting of shareholders. The grant of stock units shall be in accordance with the terms of the Company’s 2008 Director Stock Unit Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Date: February 27, 2012

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